UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12
INNSUITES HOSPITALITY TRUST
(Name of Registrant as Specified In Its Charter)

                  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[TRUST LOGO]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the 2012 Annual Meeting of Shareholders of InnSuites Hospitality Trust will be held in the Kachina Room at the InnSuites Hotels Phoenix Best Western Plus, 1615 E. Northern Avenue, Phoenix, Arizona 85020 (phone: 602-997-6285) on Thursday, August 9, 2012, at 11:00 A.M., local time, for the purpose of considering and acting upon:

1.
The election of the Trustee named in this Proxy Statement and recommended by the Board of Trustees to hold office until the 2015 Annual Meeting of Shareholders and until his successor shall be duly elected and qualified (listed as Proposal 1 on the Proxy Card); and

2.	The transaction of any other business that may properly come before the meeting and any adjournments or postponements thereof.

Shareholders of the Trust of record at the close of business on June 22, 2012 are entitled to vote at the 2012 Annual Meeting of Shareholders and any adjournments or postponements thereof.

By order of the Board of Trustees
/s/ MARC E. BERG
Phoenix, Arizona	Secretary
June 22, 2012

Shareholders are requested to complete, date, sign and return the enclosed Proxy Card in the envelope provided, which requires no postage if mailed in the United States.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on August 9, 2012:

The Proxy Statement, Proxy Card and Annual Report on Form 10-K for the fiscal year ended January 31, 2012 are available at our Internet website at www.innsuitestrust.com.

[TRUST LOGO]

InnSuites Hotels Centre

1625 E. Northern Avenue

Suite 105

Phoenix, Arizona  85020
PROXY STATEMENT

Proxy Solicitation

The accompanying proxy is solicited by the Trustees of InnSuites Hospitality Trust for use at the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, August 9, 2012, and any adjournments or postponements thereof.  In addition to the solicitation of proxies by mail, our Trustees, officers and regular employees may also solicit the return of proxies by regular or electronic mail, telephone or personal contact, for which they will not receive additional compensation.  We have retained Georgeson Inc., 525 Washington Blvd., 3rd Floor, Jersey City, NJ 07310, to assist in the solicitation of proxies for an estimated fee of $1,400.  We will pay all costs of soliciting proxies and will reimburse brokers or other persons holding our Shares of Beneficial Interest (“Shares”) in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to the beneficial owners of such Shares.

General Information

Shareholders of record at the close of business on June 22, 2012 (the record date) will be entitled to vote at the Annual Meeting and at any adjournments or postponements thereof.  As of that date, there were 8,396,508 Shares issued and outstanding.  Each outstanding Share is entitled to one vote on all matters that properly come before the Annual Meeting.  A majority of the issued and outstanding Shares must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business.

Shares represented by properly executed proxy cards will be voted in accordance with the specifications made thereon.  If no specification is made, proxies will be voted FOR the election of the Trustee nominee named herein and in the discretion of the persons voting the Shares represented by proxies if any other business properly comes before the meeting.  The election of the Trustee requires the affirmative vote of the holders of at least a majority of the issued and outstanding Shares entitled to vote present in person or by proxy at the Annual Meeting.  Abstentions, but not broker non-votes, will be tabulated in determining the votes present at the Annual Meeting for purposes of determining a quorum.  An abstention or a broker non-vote will have the same effect as a vote against a Trustee, as each abstention or broker non-vote will be one less vote for the Trustee nominee.  In addition, brokers may not exercise their discretion to vote uninstructed Shares for the election of the Trustee.  Therefore, if your Shares are to be represented by a broker at the Annual Meeting, you must give specific instructions to your broker for your Shares to be voted on the election of the Trustee.

This Proxy Statement and the accompanying form of proxy are first being mailed to our shareholders on or about July 2, 2012.  We are also mailing with this Proxy Statement our Annual Report to Shareholders for the fiscal year ended January 31, 2012.

No appraisal rights are available under Ohio law or under our Declaration of Trust to any shareholder who dissents from the proposal described in this Proxy Statement.

A proxy may be revoked at any time before a vote is taken or the authority granted is otherwise exercised.  Revocation may be accomplished by the execution of a later proxy with regard to the same Shares, by giving notice in writing to our Secretary, or at the Annual Meeting.

Electronic Access to Future Proxy Materials

If you are a registered shareholder and would like to reduce the costs incurred by us in mailing proxy materials, you may consent to accessing all future shareholder communications (e.g., proxy materials, annual reports and interim communications) over the Internet instead of receiving copies in the mail.  If you choose electronic access to future shareholder communications by checking the appropriate box on your proxy card, we will discontinue mailing future shareholder communications to you, but you will receive a proxy card in the mail with instructions containing the Internet address to access shareholder communications.  If you provide your consent, there is no cost to you for this service other than charges you may incur from your Internet provider, telephone and/or cable company.  Once you provide your consent, it will remain in effect until you inform us otherwise.  If your Shares are held through a bank, broker, trustee or another nominee, check the information provided by that entity for instructions on how to choose to access future shareholder communications over the Internet.

ELECTION OF TRUSTEE
(Proposal 1 on the Proxy Card)

At the Annual Meeting, one Trustee is to be elected to serve for a term of three years expiring at the 2015 Annual Meeting of Shareholders and until his successor is duly elected and qualified.  Accordingly, Marc E. Berg will stand for re-election as Trustee to a term expiring at the 2015 Annual Meeting.

Unless a shareholder requests that a proxy be voted against the nominee for Trustee in accordance with the instructions set forth on the proxy card, Shares represented by proxies solicited hereby will be voted FOR the election of Mr. Berg as Trustee.  The nominee has consented to being named in this Proxy Statement and to serve if elected.  Should the nominee subsequently decline or be unable to accept such nomination or to serve as a Trustee, an event that the Board of Trustees does not currently expect, the persons voting the Shares represented by proxies solicited hereby may vote such Shares for a substitute nominee in their discretion.

Our Board of Trustees currently has five members and is divided into three classes, as follows:

•	one Trustee in the class whose term expires at the 2012 Annual Meeting of Shareholders;

•	two Trustees in the class whose terms expire at the 2013 Annual Meeting of Shareholders; and

•	two Trustees in the class whose terms expire at the 2014 Annual Meeting of Shareholders.

Each of the Trustees serves for three years and until his successor is duly elected and qualified.  The Board of Trustees has determined that a majority of the Trustees, Messrs. Thoma, Robson and Pelegrin, are “independent” as defined by the NYSE MKT listing standards.  Messrs. Berg and Wirth are our executive officers and are not independent.  Except as described under “Certain Transactions” below, there were no transactions, relationships or arrangements in fiscal year 2012 that required review by the Board for purposes of determining Trustee independence.  We request that all of our Trustees attend our Annual Meetings of Shareholders.  All of our Trustees were present at the 2011 Annual Meeting of Shareholders.

Our Board of Trustees recommends that you vote FOR the election of Mr. Berg as a Trustee.

BOARD OF TRUSTEES AND EXECUTIVE OFFICERS

Nominees, Trustees and Executive Officers

Mr. Berg’s biography and the biographies of each of the Trustees whose terms in office will continue after the Annual Meeting are set forth below.  The information concerning our Trustees and executive officers set forth below is based in part on information received from the respective Trustees and executive officers and in part on our records.  The information below sets forth the name, age, term of office, outside directorships and principal business experience for each nominee for Trustee, continuing Trustee and executive officer of the Trust and includes the specific experience, qualifications, attributes and skills that led to the conclusion that each Trustee should serve on our Board of Trustees, in light of the Trust’s business and structure.

Name	Principal Occupations During Past Five Years, Age as of June 22, 2012 and Directorships Held	Trustee Since
Nominee Whose Term, if Re-elected, Will Expire in 2015
Marc E. Berg
Executive Vice President, Secretary and Treasurer of the Trust since February 10, 1999.  Vice President – Acquisitions of the Trust from December 16, 1998 to February 10, 1999.  Consultant to InnSuites Hotels since 1989.  Self-employed as a Registered Investment Advisor since 1985.  Age:  59.

Mr. Berg has in-depth familiarity with the operations of the Trust and extensive experience in property acquisitions.  In addition, Mr. Berg has served on our Board for nearly 15 years.

January 30, 1998
Trustees Whose Terms Expire in 2014
Larry Pelegrin(1)(2)(3)(4)
Retired marketing executive with an extensive background in travel industry automation systems and call center sales.  Director of Sales and Marketing of ARINC, a provider of transportation communications services, from 1994 to 2000.  Previous employment included senior marketing positions with Best Western International and Ramada Inns.  Age:  74.

Mr. Pelegrin has 40 years of operational, marketing and sales, management and financial experience in the hotel, airline, travel and computer industries.

August 25, 2005
Steven S. Robson(1)(2)(3)(5)
Owner of Scott Homes, residential real estate developers.  Age:  56.

Mr. Robson has strategic leadership and residential real estate development experience as well as experience in negotiating complex transactions and maintaining mission, vision and values.  In addition, Mr. Robson has served on our Board for nearly 15 years.
June 16, 1998

Trustees Whose Terms Expire in 2013

James F. Wirth
Chairman and Chief Executive Officer of the Trust since January 30, 1998, also serving as President of the Trust until February 1, 2012.  President and owner (together with his affiliates) of Suite Hotels, LLC, Rare Earth Financial, L.L.C. and affiliated entities, owners and operators of hotels, since 1980.  President of Rare Earth Development Company, a real estate investment company owned by Mr. Wirth and his affiliates, since 1973.  Age:  66.

Mr. Wirth has significant real estate and hotel industry experience and extensive experience with the Trust.  He also has a significant investment in our Shares, which we believe provides him with a strong incentive to advance shareholder interests.  In addition, Mr. Wirth has served on our Board for nearly 15 years.

January 30, 1998
Peter A. Thoma(1)(2)(3)(6)
Owner and operator of A&T Verleih, Hamburg, Germany, a hospitality service and rental company, since 1997.  Age:  45.

Mr. Thoma brings to us years of experience in the hospitality industry.  In addition, Mr. Thoma has served on our Board for more than 10 years.
April 13, 1999
______________________________________________________________________________
1  Member of the Audit Committee.
2  Member of the Compensation Committee.
3   Member of the Governance and Nominating Committee.
4  Chair of the Audit Committee.
5  Chair of the Compensation Committee.
6   Chair of the Governance and Nominating Committee.

Other Executive Officers
Pamela J. Barnhill
President and Chief Operating Officer of the Trust since February 1, 2012.  Ms. Barnhill joined the Trust in 2002 as General Manager and progressed with the Trust through roles in revenue management, operations, sales and trademark licensing.  Prior to joining the Trust, Ms. Barnhill’s career included roles with Motorola Semiconductor, Franchise Finance Corporation of America (FFCA) and Pittiglio, Rabin, Todd & McGrath (PRTM) Management Consulting.  She has served as a Board Member for the Independent Lodging Industry Association since 2011.  She earned a Masters of Business Administration (MBA) from Carnegie Mellon University, and a Bachelor of Arts in Economics and Mathematics cum laude with honors from the University of Arizona.  Age:  38.

Anthony B. Waters
Chief Financial Officer of the Trust since February 25, 2000.  Controller of the Trust from June 17, 1999 to February 25, 2000.  Accountant and auditor with Michael Maastricht, CPA from June 16, 1998 to June 15, 1999, performing audits for InnSuites Hotels, Inc.  Self-employed, concentrating in computerized accounting and information systems, from 1990 to June 1998.  Age:  65.

Ms. Barnhill, our President and Chief Operating Officer, is Mr. Wirth’s daughter.  There are no other family relationships that require disclosure pursuant to the Securities and Exchange Commission’s (the “SEC”) rules, and none of our Trustees or executive officers were nominated, elected or appointed to their positions pursuant to any arrangement or understanding between them and any other person.

The Trustees held four meetings during fiscal year 2012.  Mr. Berg, the nominee, was a member of the Board of Trustees during fiscal year 2012.

Trustee Nominations and Qualifications

The Governance and Nominating Committee expects to identify nominees to serve as our Trustees primarily by accepting and considering the suggestions and nominee recommendations made by members of the Board of Trustees and our management and shareholders.  Nominees for Trustee are evaluated based on their character, judgment, independence, financial or business acumen, diversity of experience, ability to represent and act on behalf of all of our shareholders, and the needs of the Board of Trustees.  In accordance with its charter, the Governance and Nominating Committee discusses diversity of experience as one of many factors in identifying nominees for Trustee, but does not have a policy of assessing diversity with respect to any particular qualities or attributes and has not identified any specific attributes that the Committee would desire to diversify on the Board.  In general, before evaluating any nominee, the Governance and Nominating Committee first determines the need for additional Trustees to fill vacancies or expand the size of the Board of Trustees and the likelihood that a nominee can satisfy the evaluation criteria.  The Governance and Nominating Committee would expect to re-nominate incumbent Trustees who have served well on the Board of Trustees and express an interest in continuing to serve.  Our Board of Trustees is satisfied that the backgrounds and qualifications of our Trustees, considered as a group, provide a mix of experience, knowledge and abilities that allows our Board to fulfill its responsibilities.

The Governance and Nominating Committee will consider shareholder recommendations for Trustee nominees.  A shareholder who wishes to suggest a Trustee nominee for consideration by the Governance and Nominating Committee should send a resume of the nominee’s business experience and background to Peter Thoma, Chairman of the Governance and Nominating Committee, InnSuites Hospitality Trust, 1625 E. Northern Avenue, Suite 105, Phoenix, Arizona 85020.  The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board of Trustees Nominee.”

Leadership Structure of the Board of Trustees

Our Second Amended and Restated Declaration of Trust, as amended, provides that the Trustees shall annually elect a Chairman who shall be the principal officer of the Trust.  James F. Wirth has served as Chairman of our Board of Trustees and our Chief Executive Officer since January 30, 1998.  Our Board of Trustees has determined that the Trust has been well-served by this structure of combined Chairman and Chief Executive Officer positions and that this structure facilitates strong and clear leadership, with a single person setting the tone of the organization and having the ultimate responsibility for all of the Trust’s operating and strategic functions, thus providing unified leadership and direction for the Board of Trustees and the Trust’s executive management.  Our Chairman also has a significant investment in our Shares, which we believe provides him with a strong incentive to advance shareholder interests.

The Trust does not have a lead independent Trustee, but receives strong leadership from all of its members.  Our Board Committees consist of only independent members, and our independent Trustees meet at least annually in executive session without the presence of non-independent Trustees and management.  In addition, our Trustees take active and substantial roles in the activities of our Board of Trustees at the full Board meetings.  Our Trustees are able to propose items for Board meeting agendas, and the Board’s meetings include time for discussion of items not on the formal agenda.  Our Board believes that this open structure, as compared to a system in which there is a designated lead independent trustee, facilitates a greater sense of responsibility among our Trustees and facilitates active and effective oversight by the independent trustees of the Trust’s operations and strategic initiatives, including any risks.

The Board’s Role in Risk Oversight

Our management devotes significant attention to risk management, and our Board of Trustees is engaged in the oversight of this activity, both at the full Board and at the Board Committee level.  The Board’s role in risk oversight does not affect the Board’s leadership structure.  However, our Board’s leadership structure supports such risk oversight by combining the Chairman position with the Chief Executive Officer position (the person with primary corporate responsibility for risk management).

Our Board’s role in the Trust’s risk oversight process includes receiving reports from members of senior management on areas of material risk to the Trust, including operational, financial, legal and regulatory and strategic risks.  The Board of Trustees requires management to report to the full Board (or an appropriate Committee) on a variety of matters at regular meetings of the Board and on an as-needed basis, including the performance and operations of the Trust and other matters relating to risk management.  The Audit Committee also receives regular reports from the Trust’s independent registered public accounting firm on internal control and financial reporting matters.  In addition, pursuant to its charter, the Audit Committee is tasked with reviewing with the Trust’s counsel major litigation risks as well as compliance with applicable laws and regulations, discussing with management its procedures for monitoring compliance with the Trust’s code of conduct, and discussing significant financial risk exposures and the steps management has taken to monitor, control and report such exposures.  These reviews are conducted in conjunction with the Board’s risk oversight function and enable the Board to review and assess any material risks facing the Trust.

Our Board of Trustees also works to oversee risk through its consideration and authorization of significant matters, such as major strategic, operational and financial initiatives and its oversight of management’s implementation of those initiatives.  The Board periodically reviews with management its strategies, techniques, policies and procedures designed to manage these risks.  Under the overall supervision of our Board of Trustees, management has implemented a variety of processes, procedures and controls to address these risks.

Communications with the Board of Trustees

Shareholders and other interested parties who wish to communicate with the Board of Trustees or any individual member thereof may do so by writing to the Secretary, InnSuites Hospitality Trust, 1625 E. Northern Avenue, Suite 105, Phoenix, Arizona 85020.  The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is an “Interested Party-Board of Trustees Communication.”  The Secretary will review all such correspondence and regularly forward to the Board of Trustees a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Trustees or Committees thereof or that he otherwise determines requires their attention.  Trustees may at any time review a log of all correspondence received by us that is addressed to members of the Board of Trustees and request copies of any such correspondence.  Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our accounting department and handled in accordance with procedures established by the Audit Committee for such matters.

BOARD COMMITTEES

All incumbent Trustees attended at least 75% of the aggregate number of meetings held by the Board of Trustees and the Committees on which the Trustee served during fiscal year 2012. The independent Trustees meet at least annually in executive session without the presence of non-independent Trustees and management.

Audit Committee

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors, including reviewing the scope and results of audit and non-audit services.  The Audit Committee also reviews internal accounting controls and assesses the independence of our auditors.  In addition, the Audit Committee has established procedures for the receipt, retention and treatment of any complaints received by us regarding accounting, internal controls or auditing matters and the confidential, anonymous submission by our employees of any concerns regarding accounting or auditing matters.  The Audit Committee has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties.  The Audit Committee met four times during fiscal year 2012.

All members of the Audit Committee are “independent,” as such term is defined by the SEC’s rules and NYSE MKT listing standards.  The Board of Trustees has determined that Mr. Pelegrin, a member of our Audit Committee, qualifies as an “audit committee financial expert” under applicable SEC rules.  We have posted our Amended and Restated Audit Committee Charter on our Internet website at www.innsuitestrust.com.

Audit Committee Report

The Audit Committee of the Board of Trustees has reviewed and discussed the audited financial statements in the Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2012 with the management of the Trust.  In addition, the Audit Committee has discussed with Moss Adams LLP (“Moss Adams”), the independent registered public accounting firm of the Trust, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The Audit Committee has also received and reviewed the written disclosures and the letter from Moss Adams required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with Moss Adams its independence from the Trust, including the compatibility of any non-audit services with Moss Adams’ independence.  The Audit Committee has also pre-approved the fees to be charged to the Trust by its independent auditors for audit and non-audit services.

Based on the foregoing, the Audit Committee recommended that such audited financial statements be included in the Trust’s Annual Report for the fiscal year ended January 31, 2012.  The Trust’s Annual Report on Form 10-K was filed with the SEC on April 30, 2012.

By the Audit Committee of the Board of Trustees:

Larry Pelegrin, Chairman
Steven S. Robson
Peter A. Thoma

Compensation Committee

The Compensation Committee has the responsibility of determining the compensation of the Chief Executive Officer and all of our other officers, advising the Board of Trustees on the adoption and administration of employee benefit and compensation plans and administering our 1997 Stock Incentive and Option Plan.  A description of the Compensation Committee’s processes and procedures for the consideration and determination of executive officer compensation is included in this Proxy Statement under “Compensation of Trustees and Executive Officers – Executive Compensation Overview.”  The Compensation Committee met one time during fiscal year 2012.

All members of the Compensation Committee are “independent,” as such term is defined by the SEC’s rules and NYSE MKT listing standards.  We have posted our Compensation Committee Charter on our Internet website at www.innsuitestrust.com.

Governance and Nominating Committee

The Governance and Nominating Committee has the responsibility of screening and nominating candidates for election as Trustees and recommending Committee members for appointment by the Board of Trustees.  See “Board of Trustees and Executive Officers  – Trustee Nominations and Qualifications” above for more information on how shareholders can nominate Trustee candidates, as well as information regarding how Trustee candidates are identified and evaluated.  The Governance and Nominating Committee also advises the Board of Trustees with respect to governance issues and trusteeship practices, including determining whether Trustee candidates and current Trustees meet the criteria for independence required by the NYSE MKT and the SEC.  The Governance and Nominating Committee met three times during fiscal year 2012.

All members of the Governance and Nominating Committee are “independent,” as such term is defined by the SEC’s rules and NYSE MKT listing standards.  We have posted our Governance and Nominating Committee Charter on our Internet website at www.innsuitestrust.com.

COMPENSATION OF TRUSTEES AND EXECUTIVE OFFICERS

Executive Compensation Overview

The following overview relates to the compensation of our executive officers listed in the Summary Compensation Table set forth below during fiscal year 2012.

Overview of the Compensation Committee

The Compensation Committee of the Board of Trustees is comprised of three independent Trustees.  The Committee sets the principles and strategies that serve to guide the design of the compensation programs for our executive officers.  The Committee annually evaluates the performance of our Chief Executive Officer, our Chief Financial Officer and our Executive Vice President (our executive officers) and intends to evaluate on an annual basis the performance of any new executive officers, including Ms. Barnhill, who became our President and Chief Operating Officer effective as of February 1, 2012.  Taking into consideration the factors set forth below, the Committee then approves their compensation levels, including equity-based compensation, if any, and cash bonuses.  The Committee does not use an independent compensation consultant to assist it with its responsibilities.  The Committee does consider input from the Chief Executive Officer when determining compensation for the other executive officers.

Compensation Philosophy and Objectives

Under the supervision of the Compensation Committee, we have developed and implemented compensation policies, plans and programs that seek to enhance our ability to recruit and retain qualified management and other personnel.  In developing and implementing compensation policies and procedures, the Compensation Committee seeks to provide rewards for the long-term value of an individual’s contribution to the Trust.  The Compensation Committee seeks to develop policies and procedures that offer both recurring and non-recurring, and both financial and non-financial, incentives.

Our executive compensation program is designed to (i) attract, as needed, executives with the skills necessary for us to achieve our business plan priorities, (ii) reward our executives fairly over time, (iii) retain those executives who continue to perform at or above expected levels of performance, and (iv) align the compensation of our executives with our performance.

Compensation for our executive officers has two main monetary components, salary and bonus, as well as a benefits component.  The bonus can consist of cash or a grant of restricted Shares.  Although the Compensation Committee may, at its discretion, grant to our executive officers bonuses in a form of equity compensation under our 1997 Stock Incentive and Option Plan (the “Plan”), all of our executive officers received cash bonuses for fiscal year 2012.  This decision was a result of discussions with our executive officers regarding the sufficiency of each executive officer’s current Share ownership and the restrictions upon transfer of Shares held by our executive officers due to their affiliate status.

The Plan was established to provide an incentive for employees, including our executive officers, and to align our executive officers’ interests with those of our shareholders.  The Plan permits our Board of Trustees or the Compensation Committee to grant restricted Shares to employees, including our executive officers, on such terms as our Board of Trustees or the Compensation Committee may determine.  In establishing future executive officer compensation packages, the Compensation Committee may, but in light of each executive officer’s current Share ownership does not currently intend to, utilize grants of equity awards available under our Plan and/or adopt additional long-term incentive and/or annual incentive plans to meet the needs of changing employment markets and economic, accounting and tax conditions.

The Plan provides for accelerated benefits to participants in the event of a change in control.  Generally, a change in control will be deemed to have occurred if (i) certain corporate reorganizations take place where the existing shareholders do not retain more than two-thirds of the combined voting power of our outstanding securities, (ii) any person or group becomes the beneficial owner of 15% or more of the combined voting power of our outstanding securities, (iii) there is a change in the majority of our Board of Trustees during any period of two consecutive years, or (iv) we announce that a change in control has occurred or will occur in the future pursuant to a then-existing contract or transaction. We chose these change in control triggers based on an evaluation of market practices at the time we implemented the Plan.  In the event of a change in control, each outstanding restricted Share award becomes fully vested as of the day before the event occurs.

Our compensation program does not rely to any significant extent on broad-based benefits or perquisites.  The benefits offered to our executive officers are those that are offered to all of our full-time employees. We do not offer our executive officers any perquisites.

Our management and the Compensation Committee work in a cooperative fashion. Management advises the Compensation Committee on compensation developments, compensation packages and our overall compensation program. The Compensation Committee then reviews, modifies, if necessary, and approves the compensation packages for our executive officers.

Elements of Compensation

In setting the compensation for each executive officer, the Compensation Committee considers (i) the responsibility and authority of each position relative to other positions within the Trust, (ii) the individual performance of each executive officer, (iii) the experience and skills of the executive officer, and (iv) the importance of the executive officer to the Trust.

Base Salary

We pay base salaries to our executive officers in order to provide a level of assured compensation reflecting an estimate of the value in the employment market of the executive officer’s skills, the demands of his or her position and the relative size of the Trust.  In establishing base salaries for our executive officers, the Compensation Committee considers our overall performance and the performance of each individual executive officer, as well as market forces and other general factors believed to be relevant, including time between salary increases, promotion, expansion of responsibilities, advancement potential, and the execution of special or difficult projects.  Additionally, the Compensation Committee takes into account the relative salaries of the executive officers and determines what it believes are appropriate compensation level distinctions between and among the executive officers, including between the Chief Executive Officer and the Chief Financial Officer and among the other executive officers.  Although the Compensation Committee considers our financial performance, there is no specific relationship between achieving or failing to achieve budgeted estimates, the performance of our Shares or our financial performance and the annual salaries determined by the Compensation Committee for any of our executive officers.  No specific weight is attributed to any of the factors considered by the Compensation Committee; the Compensation Committee considers all factors and makes a subjective determination based upon the experience of its members and the recommendations of our management.

Based upon a review of Mr. Wirth’s performance and upon the recommendation of the Compensation Committee, for fiscal years 2012 and 2011, Mr. Wirth’s annual base salary remained set at $153,000.  The Compensation Committee does not rely on any particular set of financial or non-financial factors, measures or criteria when determining the compensation offered to Mr. Wirth.  The Compensation Committee does consider Mr. Wirth’s substantial Share ownership when setting his base salary.  During fiscal year 2012, Mr. Wirth voluntarily reduced his salary to $91,800, and during fiscal year 2011, Mr. Wirth voluntarily reduced his salary to $104,746, in both cases by reducing the number of hours worked per year due to the economic environment.

For fiscal years 2012 and 2011, the Compensation Committee kept Mr. Waters’ base salary frozen at $153,000 and Mr. Berg’s base salary frozen at $98,000.  During fiscal years 2012 and 2011, Mr. Waters’ salary was reduced to $122,400 and $137,700, respectively, and Mr. Berg’s salary was reduced to $58,800 and $67,092, respectively, in each case by reducing the number of hours worked per year due to the economic environment.

For fiscal year 2013, the Compensation Committee set the base salary for Ms. Barnhill, our President and Chief Operating Officer, at $100,000.  We expect that, in response to the economic environment, our executive officers will further reduce the number of hours worked per year, thus receiving lesser salaries in fiscal year 2013 than in fiscal year 2012.

Bonuses

Our executive officers are eligible to receive cash bonuses under the General Manager Bonus Plan equal to 10% of the aggregate cash bonuses received by the general managers of all of our hotels, regardless of region.  The general managers receive a bonus based on the achievement of budgeted gross operating profit (total revenues less operating expenses) (“GOP”) at their hotel on a quarterly and annual basis.  Under the plan, if the hotel’s actual quarterly and annual GOP exceeds the budgeted GOP, each general manager is eligible for a potential maximum annual bonus of $20,000, consisting of a potential maximum quarterly bonus of $2,000 per quarter and a potential maximum year-end bonus of $12,000.

Quarterly General Manager GOP Bonus Potential:

Percentage of Budgeted Quarterly GOP Achieved	Cash Bonus

Less than 95%	$0
95%	$500
98%	$1,000
102%	$1,500
106% or more	$2,000

Year-End General Manager GOP Bonus Potential:

Percentage of Budgeted Annual GOP Achieved	Cash Bonus

Less than 95%	$0
95%	$1,000
98%	$2,000
102%	$5,000
106%	$9,000
108% or more	$12,000

In fiscal year 2012, each of our executive officers received an annual cash bonus equal to 10% of the aggregate cash bonuses received by the general managers of all of our hotels, regardless of region.

The general manager aggregate cash bonuses for fiscal year 2012 were:

Period	GM Aggregate Cash Bonus

First Quarter	$3,500
Second Quarter	$8,000
Third Quarter	$4,000
Fourth Quarter	$6,000
Year End	$21,000

Accordingly, each of our executive officers received a cash bonus of $4,250 for fiscal year 2012.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life insurance and a 401(k) plan.  We also have a mandatory matching contribution for our 401(k) plan.  We do not have a pension plan.  Our executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as our other employees.

Summary Compensation Table

The table below shows individual compensation information earned by or paid to our executive officers for our fiscal years ended January 31, 2012 and 2011:

Name and Principal Position(1)	Fiscal Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)

James F. Wirth,	2012	$91,800	$0	$4,250	$500	$96,550
Chief Executive Officer	2011	104,746	0	3,500	500	108,746

Anthony B. Waters,	2012	$122,400	$0	$4,250	$0	$126,650
Chief Financial Officer	2011	137,700	0	3,500	0	141,200

Marc E. Berg,	2012	$58,800	$0	$4,250	$0	$63,050
Executive Vice President	2011	67,092	2,750	3,500	0	73,342
______________________________
(1)
Pamela J. Barnhill became our President and Chief Operating Officer effective as of February 1, 2012, following the end of our fiscal year 2012.  She was not serving as an officer at any time during our fiscal years 2012 and 2011 and, therefore, is not included in this table.  Effective February 1, 2012, in recognition of additional responsibilities, she received an $8,000 per year increase in base salary to a total of $100,000 per year. Ms. Barnhill’s expanded responsibilities include continuation of work to increase hotel operations, including continued emphasis on revenue management, cost control and all areas of marketing, including Internet marketing.   Ms. Barnhill also received a matching contribution of $500 under our 401(k) plan during our fiscal year 2012.

(2)	Matching contributions made under our 401(k) plan to our executive officers.

During fiscal years 2012 and 2011, we did not issue any Shares to our executive officers and did not grant any stock options or any other equity-based awards.  During the second quarter of fiscal year 2006, we accepted the voluntary surrender of all outstanding stock options in order to reduce accounting and overall costs and simplify our reporting and compliance obligations under the rules of the SEC and the NYSE MKT.  We made no payments to the holders of the options for their surrender, and we have no obligation, explicit or implied, for the surrender of the options, including but not limited to the reissuance of options at some time in the future.  As a result, none of our executive officers owned any stock options, or had any outstanding unvested Shares, as of January 31, 2012.

For fiscal years 2012 and 2011, each of our then-serving executive officers received a cash bonus of $4,250 and $3,500, respectively.  For fiscal year 2011, Mr. Berg also received a cash bonus of $2,750 for refinancing hotel properties, which is reported in the Summary Compensation Table above in the “Bonus” column.

Indemnification Agreements

We have entered into indemnification agreements with all of our executive officers and Trustees.  The agreements provide for indemnification against all liabilities and expenses reasonably incurred by an officer or Trustee in connection with the defense or disposition of any suit or other proceeding, in which he or she may be involved or with which he or she may be threatened, while in office or thereafter, because of his or her position at the Trust.  There is no indemnification for any matter as to which an officer or Trustee is adjudicated to have acted in bad faith, with willful misconduct or reckless disregard of his or her duties, with gross negligence, or not in good faith in the reasonable belief that his or her action was in our best interests.  We may advance payments in connection with indemnification under the agreements.  The level of indemnification is to the full extent of the net equity based on appraised and/or market value of the Trust.

Potential Payments Upon Change in Control

We do not have employment agreements with our executive officers.  Upon a change in control, our 1997 Stock Incentive and Option Plan provides for the acceleration of vesting of restricted Shares.  The change in control triggers are described in “Executive Compensation Overview – Compensation Philosophy and Objectives.”  The Plan does not discriminate as to scope or terms in favor of our executive officers, and all terms are generally applicable to all participants in the Plan.  If a change in control had occurred on January 31, 2012, none of our executive officers would have received any payment under the Plan upon a change in control because none had any awards outstanding as of that date.

Fiscal Year 2012 Trustee Compensation

The table below shows individual compensation information for our non-employee Trustees for our fiscal year ended January 31, 2012.  Compensation information for Messrs. Wirth and Berg, who do not receive additional compensation for their service as Trustees, is included in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Larry Pelegrin	$0	$17,280	$17,280
Steven S. Robson	0	17,280	17,280
Peter A. Thoma	0	17,280	17,280
__________
(1)  The dollar amounts shown in the Stock Awards column reflect the aggregate grant date fair value of restricted Shares computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718.  For a discussion of assumptions we made in valuing restricted Shares, see Note 2, “Summary of Significant Accounting Policies – Stock-Based Compensation,” in the notes to our consolidated financial statements contained in our Annual Reports on Form 10-K for the fiscal years ended January 31, 2012 and 2011.

We compensate our non-employee Trustees for their service through grants of restricted Shares.  On February 1, 2011, we issued 12,000 restricted Shares to each Trustee, other than Messrs. Wirth and Berg, as compensation for services rendered during fiscal year 2012.  The aggregate grant date fair value of these Shares is shown in the table above.  These restricted Shares vested in equal monthly amounts during our fiscal year 2012.  As of January 31, 2012, Messrs. Thoma, Pelegrin and Robson did not hold any unvested Shares.  As compensation for our fiscal year 2013, on February 1, 2012, we issued 6,000 additional restricted Shares (with the aggregate grant date fair value of $13,200 per grant) to each Messrs. Thoma, Pelegrin and Robson, which Shares will vest in equal monthly amounts during our fiscal year ending on January 31, 2013.  We have reduced our non-employee Trustee compensation from 12,000 Shares to 6,000 Shares per year as a result of the current economic conditions.  We do not pay our Trustees an annual cash retainer, per meeting fees or additional compensation for serving on a Committee or as a Committee Chair.

CERTAIN TRANSACTIONS

Management and Licensing Agreements

Under its management agreements, InnSuites Hotels, our wholly-owned subsidiary, provides personnel for three hotels owned by affiliates of Mr. Wirth, our Chairman and Chief Executive Officer, the expenses of which are reimbursed at cost, and manages the hotels’ daily operations.  Beginning February 1, 2012, the hotels will directly pay their employees.  In fiscal year 2012, InnSuites Hotels received 2.5% of room revenue (aggregate fees of $183,035) from these hotels in exchange for management services and an additional annual accounting fee of $27,000, payable at a rate of $1,000 per month with an additional payment of $15,000 due at year-end for annual accounting closing activities.  In fiscal year 2011, InnSuites Hotels received 2.5% of room revenue (aggregate fees of $238,922) from these hotels (reduced to three from four hotels as of July 28, 2010) in exchange for management services and an additional annual accounting fee of $27,000.  These agreements have no expiration date and may be cancelled by either party with 90-days written notice or 30-days written notice in the event the property changes ownership.

In exchange for use of the “InnSuites” trademark during fiscal years 2012 and 2011, InnSuites Hotels received from the hotels owned by Mr. Wirth’s affiliates aggregate licensing fees of $31,468 and $36,384, respectively, and aggregate advertising fees of $7,867 and $9,076, respectively.  These fees were based on a per-room calculation, with fees equal to $10 per month per room for the first 100 rooms, and $2 per month per room for the amount above 100 rooms.  These agreements have no expiration date and may be cancelled by either party with 12-months written notice or 90-days written notice in the event the property changes ownership.

In addition, in fiscal years 2012 and 2011, InnSuites Hotels received aggregate reservation fees of $26,923 and $23,654, respectively, from the hotels owned by Mr. Wirth’s affiliates.  These fees were based on a set dollar amount per reservation for reservations taken at the InnSuites Hotels reservations center for the hotels owned by Mr. Wirth’s affiliates.

The fee structure for the agreements discussed above is expected to remain the same in fiscal year 2013.

Restructuring Agreements

Albuquerque Suite Hospitality Restructuring Agreement

On July 22, 2010, the Board of Trustees unanimously approved, with Mr. Wirth abstaining, for RRF Limited Partnership, our subsidiary (the “Partnership”), to enter into an agreement with Rare Earth Financial, LLC (“Rare Earth”), an affiliate of Mr. Wirth, to sell additional units in Albuquerque Suite Hospitality, LLC (the “Albuquerque entity”), which owns and operates the Albuquerque, New Mexico hotel property.  Under the agreement, Rare Earth agreed to either purchase or bring in other investors to purchase at least 51% of the membership interests in the Albuquerque entity and the parties agreed to restructure the operating agreement of the Albuquerque entity.  A total of 400 units were available for sale for $10,000 per unit, with a two-unit minimum subscription.  On October 29, 2010, the parties revised the operating agreement.

Under the new operating agreement, Rare Earth became the administrative member of the Albuquerque entity, in charge of the day-to-day management of the company.  Additionally, the membership interests in the Albuquerque entity were allocated to three classes with differing cumulative priority distribution rights.  Class A units are owned by unrelated third parties and have first priority for distributions, Class B units are owned by the Trust and/or the Partnership and have second priority for distributions, and Class C units are owned by Rare Earth or other affiliates of Mr. Wirth and have the lowest priority for distributions from the Albuquerque entity.  Priority distributions are cumulative for five years. Rare Earth also earned a formation fee equal to $320,000, payable in either cash or units in the Albuquerque entity, which was intended for 32 Class C units in the Albuquerque entity after the sale of at least 160 units.  If certain triggering events related to the Albuquerque entity occur prior to the payment of all accumulated distributions to its members, such accumulated distributions will be paid out of any proceeds of the event before general distributions to the members.  In the event that the proceeds generated from a triggering event are insufficient to pay the total amount of all such accumulated distributions owed to the members, all Class A members will participate pro rata in the funds available for distribution to them until paid in full, then Class B, and then Class C.  After all investors have received their initial capital plus a 7% per annum simple return, any additional profits will be allocated 50% to Rare Earth, with the remaining 50% allocated proportionately to all unit classes.  Priority distributions to all Classes are projected to be $280,000 each year for fiscal years 2013 through 2016.  The Albuquerque entity is required to use its best efforts to pay the cumulative priority distributions.  The Trust does not guarantee and is not otherwise obligated to pay the priority distributions.  InnSuites Hotels will continue to provide management, licensing and reservation services to the property.

On July 29, 2010, the Partnership sold approximately 11% of its sole membership interest in the Albuquerque entity for $400,000 to Rare Earth.  The price paid reflects the net assets of the Albuquerque entity calculated using the third-party appraisal value for the hotel property and the carrying cost of all other assets and liabilities.  Subsequently, Rare Earth received an additional 32 units, or approximately 8%, worth $320,000 as a formation fee resulting in Rare Earth having a total ownership interest of approximately 19% as of January 31, 2011.  During the fiscal year ended January 31, 2011, the Partnership sold an additional approximately 47% of its membership interests for $1,754,000 to unrelated third parties and approximately 1% for $20,000 to Mr. Lawrence Pelegrin, who is a member of the Board of Trustees.  On January 24, 2012 the Trust purchased 40 units at $10,000 per unit from Rare Earth, and on January 31, 2012 the Trust purchased the Partnership’s 114 units at $10,000 per unit by reducing the Trust’s receivable from the Partnership.  As of January 31, 2012, the Partnership does not hold any ownership interest in the Albuquerque entity, the Trust holds a 42.25 % ownership interest, Mr. Wirth and his affiliates hold an 8.00% interest, and other parties hold a 49.75% interest.  The Albuquerque entity has minimum preference payments to unrelated unit holders of $139,300, to the Trust of $118,300 and to Rare Earth of $22,400 per year payable quarterly for calendar years 2013 and 2014.  During calendar year 2012, the Albuquerque entity has remaining minimum preference payments to unrelated unit holders of $134,774, to the Trust of $7,875, to the Partnership of $84,520 and to Rare Earth of $48,728.

    Tucson Hospitality Properties Restructuring Agreement

On February 17, 2011, the Trust and Partnership entered into a restructuring agreement with Rare Earth, an affiliate of Mr. Wirth, to allow for the sale of minority interest units in Tucson Hospitality Properties, LP (the “Tucson entity”), which operates the Tucson Foothills hotel property and was then wholly-owned by the Partnership.  Under the agreement, Rare Earth agreed to either purchase or bring in other investors to purchase up to 250 units, which represents approximately 41% of the outstanding partnership units in the Tucson entity, on a post-transaction basis, and the parties agreed to restructure the limited partnership agreement of the Tucson entity. The Board of Trustees approved this restructuring on January 31, 2011.

Under the restructured limited partnership agreement, Rare Earth became a general partner of the Tucson entity along with the Partnership.  The partnership interests in the Tucson entity were allocated to three classes with differing cumulative priority distribution rights.  Class A units are owned by unrelated third parties and have first priority for distributions, Class B units are owned by the Trust and/or the Partnership and have second priority for distributions, and Class C units are owned by Rare Earth or other affiliates of Mr. Wirth and have the lowest priority for distributions from the Tucson entity.  Priority distributions are cumulative for five years.  Rare Earth also received a formation fee of $320,000, conditioned upon and arising from the sale of the first 160 units in the Tucson entity.  If certain triggering events related to the Tucson entity occur prior to the payment of all accumulated distributions to its members, such accumulated distributions will be paid out of any proceeds of the event before general distribution of the proceeds to the members.  In the event that funds generated from a triggering event are insufficient to pay the total amount of all such accumulated distributions owed to the members, all Class A members will participate pro rata in the funds available for distribution to them until paid in full, then Class B, and then Class C.  After all investors have received their initial capital plus a 7% per annum simple return, any additional profits will be allocated 50% to Rare Earth, with the remaining 50% allocated proportionately to all unit classes.  Priority distributions to all Classes are projected to be $428,400 each year for fiscal years 2013 through 2017.  The Tucson entity is required to use its best efforts to pay the priority distributions.  The Trust does not guarantee and is not otherwise obligated to pay the cumulative priority distributions. InnSuites Hotels will continue to provide management, licensing and reservation services to the property.

At January 31, 2012, the Partnership had sold 245.5 units to unrelated parties at $10,000 per unit totaling $2,447,000.  As of January 31, 2012, the Partnership holds a 56.17% ownership interest in the Tucson entity, the Trust holds a 1.79 % ownership interest, Mr. Wirth and his affiliates hold a 1.96% interest, and other parties hold a 40.11% interest.  The Tucson entity has minimum preference payments to unrelated unit holders of $171,850, to the Trust of $7,700, to the Partnership of $240,450 and to Rare Earth of $8,400 per year payable quarterly for calendar years 2013 and 2014.  During calendar year 2012, the Tucson entity has remaining minimum preference payments to unrelated unit holders of $77,038, to the Trust of $130, to the Partnership of $231,559 and to Rare Earth of $1,100.

Ontario Hospitality Properties Restructuring Agreement

At the February 1, 2012 Board of Trustees meeting, the Board authorized the Trust’s management to enter into a contract to sell less than 50% of the Partnership’s ownership interest in Ontario Hospitality Properties, LP (the “Ontario entity”), which operates the Ontario, California property and was then wholly-owned by the Partnership.  On February 29, 2012, the Trust and Partnership entered into a restructuring agreement with Rare Earth, an affiliate of Mr. Wirth, to allow for the sale of minority interest units in the Ontario entity.  Under the agreement, Rare Earth agreed to either purchase or bring in other investors to purchase up to 250 units of the Ontario entity for $10,000 per unit, which represents approximately 49.02% of the outstanding partnership units in the Ontario entity, and the parties agreed to restructure the limited partnership agreement of the Ontario entity.

Under the restructured limited partnership agreement, Rare Earth became a general partner of the Ontario entity along with the Partnership.  Additionally, the partnership interests in the Ontario entity were allocated to three classes with differing cumulative priority distribution rights.  Class A units will be owned by unrelated third parties and will have first priority for distributions, Class B units will be owned by the Trust and/or the Partnership and will have second priority for distributions, and Class C units will be owned by Rare Earth or other affiliates of Mr. Wirth and will have the lowest priority for distributions from the Ontario entity.  Rare Earth is also entitled to a formation fee equal to $320,000 or an alternate fee of 8% of total capital raised, payable in either cash or units in the Ontario entity.  After all investors have received their initial capital plus a 7% per annum simple return, any additional profits will be allocated 50% to Rare Earth, with the remaining 50% allocated proportionately to all unit classes.  The first funds related to this syndication were received on March 5, 2012 and as of April 6, 2012, the Partnership has received $900,000 in connection with the Ontario syndication.  InnSuites Hotels will continue to provide management, licensing and reservation services to the property. Priority distributions to all Classes are projected to be approximately $192,000 for the remainder of fiscal year 2013, approximately $82,250 for fiscal year 2014, $89,250 for fiscal years 2015 through 2017 and $22,312 for fiscal year 2018.

Guarantees

On November 23, 2010, the Trust established a revolving bank line of credit, with a credit limit of $500,000.  Mr. Wirth is a guarantor on this line of credit.  The line of credit bears interest at the prime rate plus 2.75% per annum with a 6.0% rate floor and has no financial covenants.  On June 22, 2012, the Trust received a one-year extension to this line of credit agreement, extending the maturity date to June 23, 2013. If the Trust maintains bank balances of at least $250,000 with the lender, the line of credit bears interest at the prime rate plus 1.0% with a 6.0% rate floor.  The line is secured by a junior security interest in the Yuma, Arizona property and our trade receivables.  As of January 31, 2012 and 2011, the Trust had drawn no funds under the line of credit.  The largest outstanding balance on the line of credit during fiscal year 2012 was $169,972.

Mr. Wirth has also guaranteed 100% of our Tucson St. Mary’s mortgage note payable of $5,409,156 as of January 31, 2012 and $5,585,098 as of January 31, 2011.  The note is due in variable monthly installments ($29,776 as of January 31, 2012 and 2011), including interest at prime rate (3.25% per year as of January 31, 2012 and 2011), through January 28, 2015, plus a balloon payment of $4,874,612 in January 2015.  The note is secured by our Tucson St. Mary’s property with a carrying value of $7.8 million as of January 31, 2012.

Compensation Information

For information regarding compensation of our executive officers, see “Compensation of Trustees and Executive Officers” above.

Review, Approval or Ratification of Transactions with Related Parties

We have established procedures for reviewing transactions between us and our Trustees and executive officers, their immediate family members and entities with which they have a position or relationship.  These procedures help us evaluate whether any related person transaction could impair the independence of a Trustee or presents a conflict of interest on the part of a Trustee or executive officer.  First, the related party transaction is presented to our executive management, including our Chief Financial Officer.  Our Chief Financial Officer then discusses the transaction with our outside counsel or our independent registered public accountants, if appropriate.  Lastly, the members of the Board of Trustees who do not have an interest in the transaction review the transaction and, if they approve, pass a resolution authorizing the transaction.

CERTAIN INFORMATION CONCERNING THE TRUST

Ownership of Shares

The following table shows the persons who were known to us to be beneficial owners of more than five percent of our outstanding Shares, together with the number of Shares owned beneficially by each Trustee, nominee and executive officer, and the Trustees, nominees and executive officers as a group.  The percentages in the table are based on 8,396,508 Shares issued and outstanding as of June 22, 2012.  Unless otherwise specified, each person has sole voting and investment power of the Shares he or she beneficially owns.

Greater-than-Five-Percent Beneficial Owners and Beneficial Ownership of Trustees, Nominees and Executive Officers
Trustees, Nominees and Executive Officers	Shares Beneficially Owned(1)	Percentage of Outstanding Shares
James F. Wirth(2)	5,089,632	60.6%
Pamela J. Barnhill(3)	260,534	3.1%
Marc E. Berg	60,225	*
Steven S. Robson	278,723	3.3%
Peter A. Thoma	123,900	1.5%
Larry Pelegrin(4)	85,870	1.0%
Anthony B. Waters	23,000	*
Trustees and Executive Officers as a group (seven persons)	5,921,884	70.5%
______________________________
(1)
Pursuant to the SEC’s rules, “beneficial ownership” includes Shares that may be acquired within 60 days following June 22, 2012.  However, none of the individuals listed in the table had the right to acquire any Shares within 60 days.

(2)
All Shares are owned jointly by Mr. Wirth and his spouse, except for 1,838,476 Shares that are voted separately by Mr. Wirth and 1,239,078 Shares that are voted separately by Mrs. Wirth.  Mr. Wirth has pledged 1,466,153, and Mrs. Wirth has pledged 300,000, of these Shares as security.  Mr. Wirth and his spouse also own all 3,407,938 issued and outstanding Class B limited partnership units in RRF Limited Partnership, the conversion of which is restricted and permitted only at the discretion of our Board of Trustees.  Mr. Wirth’s business address is 1625 E. Northern Avenue, Suite 105, Phoenix, Arizona 85020.

(3)	Includes 21,098 Shares held by minor children.
(4)	Mr. Pelegrin has shared voting power and shared investment power with respect to all of his Shares.

* Less than one percent (1.0%).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Trustees, executive officers and beneficial holders of more than 10% of our Shares to file with the SEC initial reports of ownership and reports of subsequent changes in ownership.  The SEC has established specific due dates for these reports, and we are required to disclose in this Proxy Statement any late filings or failures to file.

Based solely on our review of the copies of such forms (and amendments thereto) furnished to us and written representations from reporting persons that no additional reports were required, we believe that all our Trustees, executive officers and holders of more than 10% of the Shares complied with all Section 16(a) filing requirements during the fiscal year ended January 31, 2012.

Selection of Independent Auditors

Our consolidated financial statements as of and for the fiscal years ended January 31, 2012 and 2011 were audited by Moss Adams.  The Audit Committee has appointed Moss Adams to serve as our independent registered public accountants for the fiscal year ending January 31, 2013.

Representatives of Moss Adams are expected to be represented at the Annual Meeting via teleconference, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit Fees & Services

Audit Fees

The aggregate fees billed for professional services rendered by Moss Adams for the audit of our annual financial statements for the fiscal years ended January 31, 2012 and 2011 and review of our interim financial statements included in our quarterly reports on Form 10-Q filed during the fiscal years ended January 31, 2012 and 2011 were $164,077 and $146,425, respectively.

Audit-Related Fees

The aggregate fees billed for audit-related services rendered by Moss Adams, such as assistance with and review of quarterly press releases containing earnings information, for the fiscal years ended January 31, 2012 and 2011 were $0 and $18,500, respectively.

Tax Fees

The aggregate fees billed for tax compliance, tax advice and tax planning services rendered by Moss Adams for the fiscal years ended January 31, 2012 and 2011 were $41,900 and $41,343, respectively.

All Other Fees

Moss Adams did not render other services, and there were no other fees to Moss Adams, for fiscal years ended January 31, 2012 and 2011.

Our Audit Committee has considered and determined that the provision of these services is compatible with Moss Adams maintaining its independence from us.

Policy on Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Committee pre-approves all fees for services performed by Moss Adams.  Unless a type of service Moss Adams provided received general pre-approval, it will require specific pre-approval by the Audit Committee.  Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee.  The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.  Since May 6, 2003, the effective date of the SEC’s rules requiring Audit Committee pre-approval of audit and non-audit services performed by our independent auditors, all of the services provided by our independent auditors were approved in accordance with these policies and procedures.

OTHER MATTERS

The Trustees know of no matters to be presented for action at the Annual Meeting other than those described in this Proxy Statement.  Should other matters properly come before the Annual Meeting, the Shares represented by proxies solicited hereby will be voted with respect thereto in accordance with the best judgment of the proxy holders.

OTHER INFORMATION

Shareholder Proposals

If a shareholder intends to present a proposal at the 2013 Annual Meeting of Shareholders, it must be received by us for consideration for inclusion in our proxy statement and form of proxy relating to that meeting on or before March 4, 2013 unless the date of the next year’s annual meeting changes by more than 30 days from the date of this year’s meeting, in which case the deadline for submission of shareholder proposals will be a reasonable time before we begin to print and send proxy materials.  A shareholder who wishes to present a proposal at the 2013 Annual Meeting, but does not wish to have that proposal included in our proxy statement and form of proxy relating to that meeting, must notify us of the proposal before May 18, 2013 unless the date of the next year’s annual meeting changes by more than 30 days from the date of this year’s meeting, in which case we must receive a notice of the proposal a reasonable time before we send proxy materials.  Shareholders should submit their proposals to InnSuites Hospitality Trust, 1625 E. Northern Avenue, Suite 105, Phoenix, Arizona 85020, Attention: Secretary.  If notice of the proposal is not received by us by the date specified herein, then the proposal will be deemed untimely and we will have the right to exercise discretionary voting authority and vote proxies returned to us with respect to that proposal.

By order of the Board of Trustees
/s/ MARC E. BERG
June 22, 2012	Secretary

Proxy card must be signed and dated below.
ò Please fold and detach card at perforation before mailing. ò

InnSuites Hospitality Trust

THIS PROXY IS SOLICITED ON BEHALF OF THE TRUSTEES

The undersigned hereby appoints MARC E. BERG and ANTHONY B. WATERS as proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated herein, all the Shares of Beneficial Interest of InnSuites Hospitality Trust held of record by the undersigned on June 22, 2012 at the Annual Meeting of Shareholders to be held at the InnSuites Hotels Phoenix Best Western Plus, 1615 E. Northern Avenue, Phoenix, Arizona 85020 on August 9, 2012, at 11:00 A.M., local time, or at any adjournments or postponements thereof.  Please sign, date and return this proxy whether or not you plan to attend the meeting.  You may nevertheless vote in person if you attend.

Signature

Signature (if held jointly)

Number of Shares of Beneficial Interest Held

IMPORTANT NOTE TO SHAREHOLDERS: Please sign exactly as your shares are registered. When shares are held in joint name, both owners should sign. When signing as attorney, executor, trustee, administrator, guardian, or in any other fiduciary or representative capacity, please give your full name and title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy card, when executed, will vote all shares held in all capacities.

Dated: _____________________________ 2012
PLEASE DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT

PLEASE SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO YOUR SHARES MAY BE REPRESENTED AT THE 2012 ANNUAL MEETING OF SHAREHOLDERS.

Proxy card must be signed and dated below.
ò Please fold and detach card at perforation before mailing. ò
INNSUITES HOSPITALITY TRUST	PROXY
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE NOMINEE LISTED BELOW.

THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION TO THE BOARD OF TRUSTEES OF THE NOMINEE LISTED BELOW.
1. Election of Trustee:
	FOR	AGAINST	ABSTAIN
(a) Marc E. Berg	☐	☐	☐

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

(CONTINUED, AND TO BE SIGNED, ON THE OTHER SIDE)